Exhibit 23.7
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037 and 333-128038) and on Form S-3 (Nos. 333-128945, 333-128553 and 333-125927) of Liberty Global, Inc. of our report dated February 25, 2005, with respect to the consolidated financial statements of Cordillera Comunicaciones Holding Limitada and subsidiaries as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 included in the December 31, 2005 annual report on form 10-K/A (Amendment No. 1) of Liberty Global, Inc.

ERNST & YOUNG LTDA.
Santiago, Chile
June 29, 2006